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                                                                   Exhibit 10.28

NO FEE DOCUMENT

RECORDING REQUESTED BY:

The Redevelopment Agency of the City of Oakland

WHEN RECORDED, MAIL TO:

The City of Oakland
Community and Economic
Development Agency
250 Frank Ogawa Plaza, 5th Floor
Oakland, California 94612

Attention.:  Doug Cole

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               PURCHASE AND SALE AGREEMENT WITH REPURCHASE OPTIONS

        This Purchase and Sale Agreement with Repurchase Options ("Agreement"), dated as of January 20, 2000, is made by and between the REDEVELOPMENT AGENCY OF THE CITY OF OAKLAND, a community redevelopment agency organized and existing under the California Community Redevelopment Law ("Seller" or the "Agency"), and ZHONE TECHNOLOGIES, INC., a Delaware corporation ("Buyer" or "Zhone") or its assignee as permitted under this Agreement, pursuant to Redevelopment Agency Resolution No. 95-52 C.M.S., for the sale and purchase of certain real property as hereinafter set forth

                                    RECITALS

        This Agreement is entered into based on the following facts and understandings of the parties:

        A. The Agency owns approximately 14.50 acres (i.e., 631,620 square feet) of unimproved and vacant real property located on Oakport Street between Hassler Way and 66th Avenue (the "Property"), which is designated as "Lot 2" on that parcel map attached to this Agreement as Exhibit A-1, and more particularly described in the attached Exhibit A-2. The Property is located in the Coliseum Redevelopment Project Area.

        B. Health and Safety Code Section 33430 authorizes a redevelopment agency within a survey (project) area or for purposes of redevelopment to sell real property. Health and Safety Code Section 33432 requires that any sale of real property by a redevelopment agency in a project area must be conditioned on redevelopment and use of the property in conformity with the redevelopment plan. Health and Safety Code Section 33439 provides that a redevelopment

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agency must retain controls and establish restrictions or covenants running with the land for property sold for private use as provided in the redevelopment plan.

        C. Zhone desires to occupy the Property for development and use as an approximately 300,000 square foot telecommunications research and development campus (the "Project"), which would include Zhone's corporate headquarters and at anticipated build-out would house the company's administrative offices, research and development facilities, and final product assembly facilities for high technology communications equipment. "Phase 1A" of the Project is a planned one-story, 30,000 square-foot building, "Phase 1B" is a planned two-story, 60,000 square-foot building, "Phase 2" is a planned three-story, 90,000 square-foot building, and "Phase 3" is a planned four-story, 120,000 square-foot building. These Project phases are illustrated on that site plan attached to this Agreement as Exhibit B. The Property is zoned M-40 (Heavy Industrial) Zone, and the uses contemplated by the Project are permitted by right as of the date of this Agreement under, and the Project will implement the goals and objectives of, the Zoning Regulations of the City of Oakland (the "City"), the City's General Plan, and the Agency's Coliseum Area Redevelopment Plan.

        D. For purposes of this Agreement, the parties have attached Exhibit A-3 to this Agreement showing the portion of the Property that the parties anticipate being attributable to each of the Project phases of the development. Exhibit A-3 shall delineate the Property into three phases referred to herein as the "Phase 1 Property", the "Phase 2 Property" and the "Phase 3 Property" (collectively, the "Property Phases"). The Phase 1 Property shall include all improvements associated with Phase 1A and Phase 1B of the Project. The Phase 2 Property shall include all improvements associated with Phase 2 of the Project. The Phase 3 Property shall include all improvements associated with Phase 3 of the Project. The parties understand that the development of the Property might necessitate certain adjustments to the boundaries between the different Property Phases, but the parties agree that the Phase 2 Property and the Phase 3 Property shall each (i) contain a minimum of 3.625 acres, (ii) have adequate access to Oakport Street and (iii) be substantially in the location shown on Exhibit A-3 unless otherwise agreed to in writing by the parties.

        E. The City has conducted all required hearings on the Project and has fully analyzed all potentially significant environmental effects in compliance with the California Environmental Quality Act ("CEQA") and the CEQA Guidelines as more fully described in the Final Environmental Impact Report ("FEIR") for the Coliseum Shoreline Project certified on November 2, 1994, as modified by that certain Coliseum Shoreline Project EIR Addendum, dated November 5, 1999.

        F. The Agency desires to sell to Buyer, and Buyer desires to purchase from the Agency, the Property on a partial installment payment basis as set forth in this Agreement. In addition, Buyer desires to grant repurchase options to the Agency to all or part of the Property as set forth in this Agreement in the event that Buyer does not make installment payments as planned or Buyer does not move forward with any of the anticipated Project phases.

        NOW, THEREFORE, in consideration of the foregoing recitals (which are hereby incorporated into this Agreement) and the mutual covenants and conditions herein, an in reliance on the representations and warranties set forth herein, and for other good and valuable

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consideration, the receipt and adequacy of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

1.      PURCHASE AND SALE OF PROPERTY

        1.1. Purchase and sale. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller the Property on the Closing (the "Closing" is defined in Section 7).

        1.2. Cash purchase price. The total cash purchase price ("Purchase Price") for the Property shall be Six Million, Three Hundred Ninety Dollars ($6,000,390). The Purchase Price shall be paid in installments to Seller as follows:

                1.2.1. On or before the Closing Date as defined herein, Buyer shall deposit one-half of the Purchase Price, that is, the sum of $3,000,195 (the "First Installment"), in the Escrow described below, in cash or cashier's check. Any deposit made by Buyer to Seller pursuant to this Agreement shall be credited to the First Installment.

                1.2.2. Prior to the first anniversary of the Closing Date, Buyer shall deliver to Seller one-half of the Purchase Price, that is, the sum of $3,000,195 (the "Second Installment"). The obligation to make the Second Installment payment shall be evidenced by a Promissory Note executed by Buyer in the amount of $3,000,195 (the "Second Installment Note"), the form of which is attached to this Agreement as Exhibit C. If Buyer defaults on its obligation to pay the Second Installment, Seller's sole remedy shall be to exercise its repurchase option pursuant to Section 12.1.2 hereof.

        1.3. Additional consideration. As additional consideration for the purchase of the Property, Buyer shall issue to the City or other designee of Seller at Closing stock warrants for an aggregate of 100,000 shares of Zhone common stock at a maximum price of $4.00 per share (the "Warrants"). The Warrants shall be structured so that the City will have the right to convert each Warrant into common stock without making any payment. A form of the Warrant is attached to this Agreement as Exhibit D.

2.      BUYER'S ADDITIONAL FINANCING.

Seller acknowledges that it has been informed by Buyer that Buyer anticipates that all or a portion of the acquisition costs for the Property may be funded by a loan, operating lease, or other type of financing arrangement involving Bank Nationale de Paris ("Lender") itself or through a subsidiary or special purpose entity, which Buyer currently anticipates to be known as BNP Leasing Corporation (the "Lessor Entity"). Such an arrangement would require Buyer to assign its rights under this Agreement to Lender or the Lessor Entity (or designate Lender or the Lessor Entity as the party to whom title shall be convey at the Closing) pursuant to the terms and conditions of Section 7, in either case with Lender or the Lessor Entity to take title to the Property at the Closing and finance or lease the Property to Zhone, with Zhone to obtain an option to purchase the Property as part of such arrangement. Seller consents to such an arrangement, subject to Zhone's right to sublease pursuant to Section 14.2 hereof, under this arrangement and that Buyer will require Zhone to abide by the Redevelopment Obligations set

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forth in Section 10, and that any such lease or other document evidencing the arrangement shall be submitted to Seller for its review and approval prior to execution. As of the date of execution of this Agreement, it is currently contemplated that Buyer will enter into such financing arrangements with Lender and/or the Lessor Entity. However, at any time prior to the Closing, Buyer shall be entitled to make such arrangements with another lender, a third party trust, leasing company, financial institution, or subsidiary or affiliate thereof ("Other Lender" ), to provide the funding for the acquisition of the Property, provided that the Closing shall not be extended by reason thereof except as specifically provided in Section 7.3 hereof; and provided further, that if any such arrangement requires that Buyer assign its rights under this Agreement to any entity other than Lender, the Lessor Entity or Other Lender, Buyer must obtain the written approval of Seller, which may be granted or withheld in its sole and absolute discretion.

3.      COSTS AND PRORATIONS.

Except as otherwise specifically provided in this Agreement, Seller and Buyer shall pay all of their costs, respective attorneys' fees, brokers fees and commissions, and other expenses incurred or to be incurred by them in negotiating and preparing this Agreement and in completing the transactions contemplated hereby.

4.      TITLE.

        4.1. Condition of title. Seller agrees to convey by Grant Deed to Buyer marketable fee simple title to the Property free and clear of all recorded and unrecorded liens, encumbrances, assessments, leases, and taxes, except:

                4.1.1. Quasi-public utility, public alley, public street easements and rights of way of record.

                4.1.2. The Redevelopment Plan for the Coliseum Area Redevelopment Project.

                4.1.3.  Applicable building and zoning laws and regulations.

                4.1.4. Any lien for current taxes or taxes accrued subsequent to the recordation of the Grant Deed.

                4.1.5. Those items set forth in that First Amended Preliminary Report issued by Chicago Title Company dated September 30, 1999, attached to this Agreement as Exhibit E, except for items 6, 7 and 8.

                4.1.6.  Those conditions otherwise set forth in this Agreement.

A form of the Grant Deed is attached to this Agreement as Exhibit F.

        4.2. Title insurance. Buyer intends to obtain an ALTA Owner's Policy of Title Insurance. Buyer shall pay the premium for insuring title if Buyer desires title insurance.

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5.      PHYSICAL CONDITION OF PROPERTY; BUYER'S INSPECTION OF PROPERTY.

        5.1. Buyer's inspection. Buyer has (or has had the opportunity to have) conducted on Buyer's behalf and at Buyer's cost such inspections and analyses of the Property, as Buyer has deemed appropriate. Buyer and Buyer's consultants, agents, inspectors, contractors, and employees directed by Buyer, may enter the Property as reasonably necessary to inspect the Property, to perform any needed test.

        5.2. Hazardous Materials defined. For purposes of this Agreement, the term "Hazardous Materials" shall mean any substances that are toxic, corrosive, inflammable, or ignitable, petroleum and petroleum byproducts, lead, any hazardous wastes, and any other substances that have been defined as "hazardous substances, "hazardous materials," "hazardous wastes," "toxic substances," or other terms intended to convey such meaning, including those so defined in any of the following federal statutes, beginning at 15 U.S.C. section 2601, et seq., 22 U.S.C. section 1251, et seq., 42 U.S.C. section 6901, et seq. (RCRA), 42 U.S.C. section 7401, et seq., 42 U.S.C. section 9601, et seq. (CERCLA), 49 U.S.C. section 1801, et seq. (HMTA); or California statutes beginning at California Health and Safety Code section 25100, et seq., section 25249.5, et seq., and 25300, et seq, and California Water Code section 13000, et seq., the regulations and publications adopted and promulgated pursuant to such statutes and any similar statutes and regulations adopted hereafter.

        5.3. Notice. Seller hereby gives notice to Buyer that, to the best of its present knowledge, there are no Hazardous Materials present on or beneath the Property. This notice constitutes the notice required under California Health and Safety Code Section 25359.7 and other laws.

        5.4. Remediation. Seller shall be responsible at its own expense for remediating contamination of soils and groundwater by Hazardous Materials, if any, on or beneath the Property as of the date the Property is conveyed to Buyer to within legal limits, in the context of the Project, as may be determined by government regulatory agencies with jurisdiction over the matter (the "Remediation Work"). For purposes of this Agreement, the Remediation Work shall include all work associated with the investigation, removal, cleanup, treatment, transportation, disposal, and monitoring of Hazardous Materials as needed to bring contamination levels for Hazardous Materials to within said legal limits. The Remediation Work shall not include those ordinary construction items that Buyer would have incurred in the course of development of the Project in the absence of Hazardous Material contamination of the Property. The Remediation Work shall not include work associated with remediation of any amounts of Hazardous Materials that are introduced on to the Property after conveyance of the Property to Buyer pursuant to this Agreement.

                5.4.1. If Remediation Work is necessary, Seller shall be solely responsible for supervising the performance of the Remediation Work. Buyer and Seller shall work together in good faith at each stage of the Remediation Work to pursue the most cost-efficient method to conduct the Remediation Work. Prior to the commencement of the Remediation Work, if any, the Buyer and Seller shall work with the general contractor for the Project to ensure that the

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Remediation Work is coordinated with the overall construction of the Project, in order to minimize duplicative work and maximize savings to the Project.

                5.4.2. If Remediation Work is conducted, Seller shall diligently seek, and upon receipt shall provide Buyer with, written acknowledgement from all governmental agencies with jurisdiction over the Remediation Work stating that the Remediation Work is complete and no further work is required (the "Final Reports"). The Final Reports must be approved by Buyer, provided that any such approval shall not be unreasonably withheld or delayed.

        5.5. Subsurface conditions. Seller is not and shall not be in any way responsible for removing or relocating any structures, debris, rubble, demolition material, or subsurface construction on the Property, including, without limitation, any underground utility, facilities or improvements. After Seller's conveyance, it shall be Buyer's sole responsibility and obligation to:
(1) take such action as may be necessary to place the Property in all respects in a physical condition entirely suitable for the development described in this Agreement (with the exception of the Remediation Work, if any); and (2) take such action to remove, relocate or otherwise accommodate any utility facilities or improvements (both above ground and underground) including, without limitation, any telephone cables, as required by the appropriate governmental or public utility entity as a condition for vacating.

        5.6. Governmental regulations. Buyer shall be responsible for undertaking any investigation and acquiring necessary knowledge of operative or proposed governmental laws and zoning regulations, all as applicable to or affecting the Property, including, but not limited to, existing and proposed restrictions, zoning, environmental and land use laws and regulations to which the Property may be subject, and shall acquire the Property subject to the foregoing, as well as to such other laws and regulations that pertain to the Property.

6.      CONDITIONS TO SALE AND PURCHASE.

        6.1. Buyer's conditions precedent. Buyer's obligation to purchase the Property is expressly conditioned on the fulfillment of the following conditions precedent:

                6.1.1. Seller is able to transfer title to the Property to Buyer in accordance with and subject to the provisions of Section 4;

                6.1.2. Buyer is able to secure a title insurance policy, as described in Section 4.2, if desired by Buyer;

                6.1.3. Seller's representations and warranties contained herein as of the Closing are true and correct except as otherwise disclosed in writing; and

                6.1.4. Seller has performed or Buyer has waived, in writing, all covenants of Seller set forth in this Agreement to be performed by Seller prior to the Closing Date, which shall be conclusively established by Buyer's consummation of the purchase contemplated hereby, unless the writings executed at Closing shall otherwise provide.

        6.2. Seller's conditions precedent. Seller's obligation to sell the Property is expressly conditioned upon the fulfillment of each of the following conditions precedent:

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                6.2.1.  Buyer has performed or Seller has waived, in writing, all covenants and obligations of Buyer set forth in this Agreement to be performed by Buyer prior to the Closing Date, which shall be conclusively established by Seller's consummation of the sale contemplated hereby, unless the writings executed at Closing shall otherwise provide;

                6.2.2. Buyer's representations and warranties contained herein as of the Closing are true and correct except as otherwise disclosed in writing;

                6.2.3. Seller has elected to either construct the off-site infrastructure improvements necessary for the Project or reached an agreement with a third party to construct such off-site infrastructure improvements;

                6.2.4.  The Closing occurs when provided herein; and

                6.2.5. Buyer has paid the First Installment of the Purchase Price, issued the Warrants to the City or other Seller designee as provide for herein, and executed the Second Installment Note in favor of Seller.

7.      ESCROW AND CLOSING.

        7.1. Escrow. Upon Buyer's execution of this Agreement, Buyer shall open and establish an escrow account (the "Escrow") with Chicago Title Insurance Company or other mutually acceptable title and escrow company (the " Escrow Holder"). Prior to the Closing, each party shall execute and deliver to the Escrow Holder its written instructions consistent with the terms of this Agreement, or joint instructions, if mutually acceptable, and shall supply the Escrow Holder with such other information or documents as the Escrow Holder may reasonably require to close the transaction by the Closing Date.

        7.2. Deposit. Upon opening of escrow, Buyer shall deposit into escrow a deposit (the "Deposit") in the amount of $20,000, which will be refunded in the event that any of the conditions precedent set forth above are not satisfied or waived prior to the Closing. Said deposit and accrued interest shall be applied toward the First Installment of the Purchase Price. Escrow Holder shall deposit the Deposit in an interest bearing account for the benefit of Buyer.

        7.3. Closing. Buyer and Seller shall consummate the purchase and sale of the Property (the "Closing") not more than ten (10) business days after the satisfaction or waiver of Buyer's and Seller's conditions precedent set forth above (the "Closing Date"). The Closing shall be held at such place and at such time as shall be mutually agreed upon. Following the Closing, the "Closing Date" shall be deemed to be the date on which the Grant Deed was recorded. Notwithstanding the foregoing, Buyer shall have the right to extend the Closing Date for up to forty-five (45) days if Buyer has not been able to complete its financing of the Property by the otherwise scheduled Closing Date. Buyer shall provide written notice of such extension to Seller and Escrow Agent prior to the otherwise scheduled Closing Date.

        7.4. Obligations of Seller for Closing. Prior to the Closing Date, Seller shall deliver or cause to be delivered to the Escrow Holder the executed Grant Deed to the Property.

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        7.5.    Obligations of Buyer for Closing. Prior to the Closing Date,
Buyer shall deliver or caused to be delivered to Escrow Holder the entire First Installment of the Purchase Price, the Warrants duly issued to the City or other Seller designee, and the executed Second Installment Note in favor of Seller.

        7.6. Possession. Seller shall retain possession of the Property until Closing and shall deliver possession to Buyer upon Closing.

        7.7. Funds. All funds received in this Escrow shall be deposited with other escrow funds in a general escrow trust account(s) and may be transferred to any other such escrow trust account in any state or national bank doing business in the State of California. All disbursements shall be made by check from such account.

        7.8. Fees and costs. Buyer and Seller shall share equally the cost of all escrow fees, recording fees, and closing costs. All City and Alameda County real estate transfer taxes and documentary transfer taxes shall be shared equally between Buyer and Seller. Buyer shall be responsible for paying all brokers fees and commissions.

8.      DEFAULT AND EXPIRATION.

        8.1. Default. If Closing fails to occur by reason of default of Buyer or Seller under the terms of this Agreement, which default is not cured within ten (10) business days (but in any event prior to Closing) after written notice given by the non-defaulting party to the defaulting party, the non-defaulting party may waive the default and complete the purchase herein, terminate this Agreement and the rights and obligations of Buyer and Seller hereunder, or seek any other remedy available at law or equity (provided, Seller's remedies shall be limited to those set forth in Section 8.2). Notwithstanding the above, if Closing fails to occur for any reason whatsoever by January 21, 2000 (except, if Buyer extends the Closing pursuant to Section 7.3, then the outside date will be March 7, 2000), this Agreement shall automatically terminate, unless extended by both parties in writing.

        8.2. Liquidated Damages: BUYER AND SELLER AGREE THAT IF BUYER DEFAULTS ON ITS OBLIGATION TO PURCHASE THE PROPERTY PURSUANT HERETO, THE DAMAGES TO SELLER WOULD BE DIFFICULT AND IMPRACTICAL TO DETERMINE. ACCORDINGLY, BUYER AND SELLER HAVE AGREED TO FIX AS LIQUIDATED DAMAGES THE DEPOSIT SPECIFIED IN
SECTION 7.2 AND SUCH AMOUNT SHALL BE RETAINED BY SELLER AS LIQUIDATED DAMAGES, AND SHALL CONSTITUTE SELLER'S SOLE AND EXCLUSIVE REMEDY FOR SUCH DEFAULT. SELLER'S RETAINING SUCH RELEASED AMOUNTS AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY UNDER CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT INSTEAD, IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO SECTIONS 1671, 1676 AND 1677 OF THE CALIFORNIA CIVIL CODE. SELLER HEREBY WAIVES THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 3389. SELLER AGREES THAT THESE LIQUIDATED DAMAGES SHALL BE IN LIEU OF ANY OTHER MONETARY RELIEF OR OTHER REMEDY, INCLUDING WITHOUT LIMITATION SPECIFIC PERFORMANCE, TO WHICH SELLER OTHERWISE MIGHT BE ENTITLED UNDER THIS AGREEMENT, AT

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LAW OR IN EQUITY. BUYER AND SELLER SPECIFICALLY ACKNOWLEDGE THEIR AGREEMENT TO
THE FOREGOING LIQUIDATED DAMAGES PROVISION BY INITIALING THIS PARAGRAPH IN THE APPROPRIATE SPACES PROVIDED BELOW:

                  Buyer's Initials _________ Seller's Initials __________

9.      DAMAGE AND DESTRUCTION.

In the event of the destruction of or damage to all or a portion of the Property from any cause prior to Closing, either party may elect to terminate this Agreement by the delivery of notice to the other party within fifteen (15) business days thereafter. If neither party terminates this Agreement, Buyer shall purchase the Property "as is."

10.     REDEVELOPMENT OBLIGATIONS.

        10.1. Compliance with Redevelopment Plan. The Grant Deed for the Property shall provide that Buyer covenants for itself, its lessees, successors, assigns and every successor in interest to the Property that Buyer, such lessees, successors and assigns shall develop and use the Property, for so long as the Redevelopment Plan remains in effect, in conformance with the Redevelopment Plan. For purposes of this Agreement, the "Redevelopment Plan" means the Redevelopment Plan for the Coliseum Area Redevelopment Project adopted on July 25, 1995, and subsequently amended on July 29, 1997.

        10.2. Obligation to redevelop. Buyer hereby warrants and represents that it is not acquiring the Property for speculative purposes, and further warrants that it intends to commence and complete development of the Project according to the timeline set forth herein. Should Buyer fail to commence development of any Project phase within the specified time period, Seller shall have the right to exercise its repurchase options as set forth herein.

        10.3. Nondiscrimination. The Grant Deed shall provide that Buyer covenants for itself, its heirs, executors, administrators and assigns and all persons claiming under or through it, that there shall be no discrimination against or segregation of any person or group of persons on account of race, color, religion, creed, sex, sexual preference, marital status, ancestry, national origin, AIDS or AIDS-related complex, or disability in the sale, lease, sublease, transfer, use occupancy, tenure or enjoyment of the Property, nor shall Buyer or any person claming under or through Buyer establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, subtenants, sublessees or vendees in the Property. The foregoing covenants shall run with the land. The foregoing provisions shall be binding upon and shall obligate Buyer and any subcontracting party or parties, or other transferees under this Agreement. Notwithstanding the foregoing, Seller's sole remedy in the event of a breach of this covenant shall be to seek an injunction and in no event shall Seller have any reversionary right or right to regain title in the Property based upon a breach of this nondiscrimination covenant.

11.     OFF-SITE IMPROVEMENTS.

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Seller shall be responsible for the cost of installing those off-site infrastructure improvements within the public right-of-way identified as mitigation measures for the Project in that Final Environmental Impact Report for the Coliseum Shoreline Project certified by the Planning Commission on November 2, 1994, as modified by that Coliseum Shoreline Project Environmental Impact Report Addendum dated November 5, 1999, or as otherwise required by permitting agencies for the Project (the "Off-Site Improvements"), including the widening of Oakport Street, traffic signalization, new sewer and storm drains, new sidewalks, new street landscaping, and new street lighting. Seller may install the Off-Site Improvements itself, or, at Seller's election (which election must be made by Seller on or prior to the Closing), the Off-Site Improvements shall be installed by Buyer or Buyer's contractor as part of the Project, with reimbursement by Seller to Buyer for the cost of such Off-Site Improvements within 90 calendar days of completion (the "Reimbursement Obligation"). If such Off-Site Improvements are done in phases, then Seller shall be obligated to reimburse Buyer within 90 calendar days of completion of each phase. Buyer's contractor shall be entitled to reasonable compensation for its profit and overhead, in the event Buyer constructs the Off-Site Improvements. Should Seller elect to have the Off-Site Improvements constructed by Buyer, Buyer and Seller shall negotiate and enter into an Owner Participation Agreement or similar agreement setting forth, among other things, the scope of the work, the budget, the allowable overhead and profit, and the method of reimbursement. If the parties cannot agree on the Owner Participation Agreement by the Closing, then Seller's election to have Buyer perform the Off-Site Improvements shall be deemed revoked and Seller shall be obligated to complete the Off-Site Improvements in accordance with the schedule which Buyer's contractor would have completed the Off-Site Improvements. If for any reason Seller defaults on the Reimbursement Obligation with respect to the Off-Site Improvements pursuant to this Section 11, Buyer shall have the right to offset the amount of the Reimbursement Obligation against the amount owed by Buyer on the Second Installment Note.

12.     OPTIONS TO REPURCHASE.

        12.1. Grant of options. In further consideration for the sale of the Property to Buyer, Buyer hereby grants to Seller the following optional rights to repurchase all or part of the Property (together, the "Options"):

                12.1.1. Option One. Seller shall have the option to buy the entire Property, including the fee interest in the Property, as well as all of Buyer's interest in all rights, privileges and easements appurtenant to the Property, starting on that date which is six (6) months from the Closing Date, if Buyer has not commenced construction of Phase 1A of the Project by this date. The purchase price under Option One shall be $9.50 per square foot. The purchase price under Option One shall be made by the cash payment of $3,000,195 to Buyer and by cancellation of the Second Installment Note by Seller and delivery of the original cancelled Second Installment Note to Buyer.

                12.1.2. Option Two. Seller shall have the option to buy the Phase 2 Property and the Phase 3 Property (as those terms are defined below), starting on that date which is one (1) year from the Closing Date, if Buyer has not made the Second Installment by this date. The purchase price for the Phase 2 Property and the Phase 3 Property under this Option Two shall be $9.50 per square foot. The purchase price under Option Two shall be paid by cancellation of the

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Second Installment Note by Seller and delivery of the original cancelled Second
Installment Note to Buyer. The Phase 2 Property and the Phase 3 Property shall include a fee interest in such Property Phases, as well as all of Buyer's interest in all rights, privileges and easements appurtenant to such Property Phases.

                12.1.3. Option Three. Seller shall have the option to buy the Phase 2 Property and the Phase 3 Property, starting on that date which is two
(2) years from the Closing Date, if Buyer has not commenced construction of Phase 2 of the Project by this date. The purchase price for the Phase 2 Property and the Phase 3 Property under this Option Three shall be $9.50 per square foot. The purchase price under Option Three shall be made by the cash payment of $3,000,195 to Buyer. The Phase 2 Property and the Phase 3 Property shall include a fee interest in such Property Phases, as well as all of Buyer's interest in all rights, privileges and easements appurtenant to such Property Phases.

                12.1.4. Option Four. Seller shall have the option to buy the Phase 3 Property, starting on that date which is four (4) years from the Closing Date, if Buyer has not commenced construction of Phase 3 of the Project by this date. The purchase price for the Phase 3 Property under this Option Four shall be $9.50 per square foot. The purchase price under Option Four shall be made by the cash payment of $1,500,097.50 to Buyer. The Phase 3 Property shall include a fee interest in the Phase 3 Property, as well as all of Buyer's interest in all rights, privileges and easements appurtenant to the Phase 3 Property.

        For purposes of this Agreement, construction shall be deemed to be commenced on the date that the building foundation for the particular Project phase has been completed.

        12.2. Priority of Options. All of the Options shall be senior in priority to any private liens, leases, mortgages or encumbrances on the Property entered into after the date of this Agreement, including without limitation (a) any lease or other financing arrangement between Zhone and Lender, the Lessor Entity or Other Lender, (b) any option to purchase held by Zhone under such financing arrangement, or (c) any deeds of trust or other instruments securing any acquisition, construction or permanent loans for any phase of the Project. Upon exercise of any of the Options, Buyer shall deliver title to the optioned property to Seller free and clear of any such junior liens, leases, mortgages, or encumbrances.

        12.3. Exercise of Options. The period for exercising any of the Options shall begin on the starting date as set forth above for each Option, and shall terminate 120 calendar days thereafter (each such period is referred to herein as an "Exercise Period"), provided if Buyer makes the required payment or commences the construction prior to Seller exercising such Option, such Option shall lapse and be of no further force or effect. In addition, Seller shall not be allowed to exercise any Option during any period in which Seller is in default of the Reimbursement Obligation for the Off-Site Improvements. Seller may exercise any Option by delivering written notice of the exercise to Buyer during the Exercise Period. If Seller does not provide such written notice during the Exercise Period, then such Option shall lapse and be of no further force or effect. If all of the Options expire without Seller exercising any of such Options, then Seller agrees to provide Buyer with a quitclaim deed in order to remove such Options from title to the Property. Upon exercise of any of Options Two through Four, Buyer and Seller shall cooperate in good faith to subdivide the Property in accordance with the Subdivision Map Act

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and other applicable laws to accommodate the repurchase, if the subdivision has not already occurred. Escrow for the sale of any of the option properties shall close and Buyer shall execute and deliver a grant deed to the optioned property no later than 120 calendar days after Buyer's receipt of Seller's notice of exercise of the Option (or immediately following the completion of the subdivision of the Property if such subdivision is not completed within such 120 day period), at which time the purchase price shall be payable. Prior to the close of escrow, Buyer shall take all necessary steps to ensure that a title company will be able to issue to Seller, upon close of escrow, a standard CLTA owner's policy of title insurance, in an amount equal to the purchase price of the property, showing title to the property vested in the Agency, with only the following exceptions:

                12.3.1. Liens for property taxes not yet due and payable;

                12.3.2. Any existing encumbrances as of the date of this Agreement as set forth in the title policy attached to this Agreement;

                12.3.3. Any other lien or encumbrance approved in writing by Seller in its sole discretion.

        At any time during the Exercise Period, Seller may enter the optioned property for purposes of inspection, survey, tests, or other actions reasonably related to acquisition of the property by Seller. Seller shall indemnify and defend Buyer for any liability, claims or damages arising from such entry.

                12.3.4. Assignment of Options. Seller may assign any of the Options to any other entity in its sole discretion.

13.     WARRANTIES AND REPRESENTATIONS.

        13.1. Seller's warranties and representations. Seller hereby warrants and represents as of the date hereof and as of the Closing Date that:

                13.1.1. Seller is a public body, corporate and politic, and has all requisite legal power, right and authority to enter into this Agreement and consummate this transaction.

                13.1.2. This transaction has been approved by its governing body.

                13.1.3. This Agreement, and all the documents to be delivered by Seller to Buyer at Closing, will be duly authorized, executed, and delivered by Seller and will be legal, valid and binding obligations of Seller enforceable in accordance with their respective terms.

                13.1.4. To the extent Seller has not previously done so, Seller shall, within three (3) days after the effective date of this Agreement, provide Buyer with copies of all soil and hydrology reports, environmental or toxic material reports, engineering reports, traffic studies, environmental impact studies, civil, architectural, structural, electrical, mechanical-plumbing, fire sprinkler and landscape drawings, working drawings, specifications, architectural renderings or models or any other plans developed or prepared for the Property in Seller's possession or control.

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

                13.1.5. The Warrants and Zhone's common stock issuable upon conversion of such Warrants (collectively, the "Securities") will be acquired for investment for the City's own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the 1933 Act, and the City has no present intention of selling, granting any participation in, or otherwise distributing the same.

                13.1.6. Seller and the City believe that they have received or have had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Securities. Seller and the City further have had an opportunity to ask questions and receive answers from Zhone regarding the terms and conditions of the offering of the Securities and to obtain additional information (to the extent Zhone possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Seller and/or the City or to which Seller or the City had access.

                13.1.7. Seller and the City understand that the purchase of the Securities involves substantial risk. Seller and the City (i) have experience in securities of companies in the development stage and acknowledge that Seller and the City are able to fend for themselves, can bear the economic risk of Seller and the City's investment in the Securities and have such knowledge and experience in financial or business matters that Seller and the City are capable of evaluating the merits and risks of this investment in the Securities and protecting their own interests in connection with this investment and/or (ii) have a preexisting personal or business relationship with Zhone and certain of its officers, directors or controlling persons of a nature and duration that enable Seller and the City to be aware of the character, business acumen and financial circumstances of such persons.

                13.1.8. Seller and the City are "accredited investor(s)" within the meaning of Regulation D promulgated under the 1933 Act.

        13.2. Buyer's warranties and representations. Buyer hereby warrants and represents that, as of the date hereof and as of the Closing Date, that:

                13.2.1. Buyer has all requisite legal power to enter into this Agreement.

                13.2.2. This transaction has been approved by its governing body.

                13.2.3. This Agreement has been, and all the documents to be delivered by Buyer to Seller at Closing will be, duly authorized, executed, and delivered and will be legal, valid, and binding obligations of Buyer enforceable in accordance with their respective terms.

14.     ASSIGNMENT AND TRANSFER.

        14.1. Limitations on assignment. Buyer shall not assign this Agreement without the prior written consent of Seller, which Seller may withhold in Seller's sole discretion; provided however, that Buyer may assign its rights under this Agreement to Lender, the Lessor Entity or Other Lender or may designate Lender, the Lessor Entity or Other Lender as the party to whom title shall be conveyed at the Closing as provided for above, in either case without Seller's consent; and provided further, that Buyer shall be permitted, without Seller's consent, to assign Buyer's rights under this Agreement to any affiliate of Buyer. Notwithstanding the foregoing, no assignment of this Agreement to anyone other than to Lender, the Lessor Entity or Other Lender shall relieve Buyer of any obligations hereunder or release Buyer from any of its warranties or representations hereunder. In the event Buyer assigns this Agreement to Lender, the Lessor Entity, Other Lender or Buyer's affiliate, all obligations of Seller shall inure to the benefit of such permitted assignee.

        14.2. Limitations on transfer of Property. Following Closing and prior to the expiration of the Exercise Periods for all of the Options as set forth herein or the lapse or expiration of the Options pursuant to their terms, Buyer may not sell or lease any portion of the Property, except to Zhone or another high technology company (other than for retail purposes), without the written consent of Seller. This restriction does not include the granting of easements or permits to facilitate development of the Project or the granting of any security interest in the Property.

15.     MISCELLANEOUS.

        15.1. Unavoidable delay in performance. Performance by either party under this Agreement shall not be deemed to be in default where delays or default are due to war; insurrection; strikes; lockouts; riots; floods; earthquakes; fires; casualties; acts of God; acts of the public enemy, epidemics; quarantine restrictions; freight embargoes; lack of transportation; or unusually severe weather. An extension of time for any such cause shall be for the period of the enforced delay and shall commence to run from the time of the commencement of the cause, if notice by the party claiming such extension is sent to the other party within fifteen (15) business days of the commencement of the cause. Times of performance under this Agreement may also be extended in writing by Buyer and Seller.

        15.2. Publicity. Any publicity generated by Zhone for the Project shall make reference to the contribution of the Agency in making the Project possible. The words "Redevelopment Agency of the City of Oakland" and "Community and Economic Development Agency" shall be prominently displayed in all pieces of publicity generated by Zhone, including flyers, press releases, posters, signs, brochures, and public service announcements. Agency staff will be available whenever possible at the request of Zhone to assist Zhone in generating publicity for the Project. Zhone agrees to cooperate with the Agency in any Agency-generated publicity or promotional activities with respect to the Project.

        15.3. Nonliability. No member, official , employee, or agent of Seller or the City of Oakland shall be personally liable to Buyer, or any successor in interest, in the event of any default or breach of this Agreement by the Seller.

        15.4. Severability. It is agreed that if any term, covenant, provision, paragraph or condition of this Agreement shall be illegal, such illegality shall not invalidate the whole Agreement, but the Agreement shall be construed as if not containing the illegal part and the rights and obligations of the parties shall be construed and enforced accordingly.

        15.5. Entire understanding. This Agreement represents the entire understanding of the parties hereto and supersedes all prior written or oral agreements or representations, if any, relative to the subject matter involved.

        15.6. California law. The laws of the State of California shall govern the interpretations and performance of this Agreement, except for those provisions preempted by federal law.

        15.7. Attorneys' fees. In the event any legal action is commenced to interpret or to enforce the terms of this Agreement, or to collect damages as a result of any breach of this Agreement, the party prevailing in any such action shall be entitled to recover against the party not prevailing all reasonable attorneys fees and costs incurred in the action.

        15.8. Waiver. Other than deemed waivers provided for herein, all waivers by either party shall be in writing. The waiver by either party of any breach of any term, covenant or condition of this Agreement shall not be deemed a waiver of such term, covenant or condition for any subsequent breach of the same or any other term, covenant or condition of this Agreement.

       15.9. Notices. Any and all notices or other communication required or permitted by this Agreement or by law to be served on or given to a party hereto by the other party shall be given personally (including overnight courier), or by registered or certified mail (postage fully prepared) addressed as follows:

                To Seller:      Redevelopment Agency of the City of Oakland
                                c/o City of Oakland, Projects Division
                                250 Frank H. Ogawa Plaza, Fifth Floor
                                Oakland, California 94612
                                Attention: Doug Cole

                Copy to:        Agency Counsel
                                c/o Office of the City Attorney
                                One Frank Ogawa Plaza, Sixth Floor
                                Oakland, California 94612
                                Attention: Daniel Rossi

                To Buyer:       Zhone Technologies, Inc.
                                7677 Oakport Street, Suite 1040
                                Oakland, California 94621
                                Attention:  Bruce Ruberg

                Copy to:        Gray Cary Ware & Freidenrich
                                400 Hamilton Avenue
                                Palo Alto, California 94301-1809
                                Attention:  James E. Anderson

Either party may change such address by written notice to the other. Any notice deposited in the United States mail as provided above shall be conclusively deemed to have been received by the party to whom the same is addressed at the latest of (a) within three (3) business days if deposited in the same state as the addressee, (b) within 96 hours if deposited in a state other than

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

the addressee, or (c) on the delivery date shown on the return receipt in connection therewith. Any notice personally delivered shall be deemed received on the date of personal delivery.

        15.10. Captions. The captions inserted herein are inserted only as a matter of convenience and for reference and in no way define, limit or describe either the scope of this Agreement nor the intent of any of the provisions hereof.

        15.11. Time of the essence. Time is of the essence in this Agreement and failure to comply with this provision shall be a material breach of this Agreement.

        15.12. Additional documents. Seller and Buyer agree to execute such additional documents as may be necessary or desirable to carry out the provisions of this Agreement.

        15.13. No merger. None of the provisions of this Agreement are intended to or shall be merged with the Grant Deed, and the Grant Deed shall not affect or impair this Agreement.

        15.14. Defense of Challenge. In the event a legal action is filed challenging this Agreement or the actions undertaken pursuant to this Agreement, each party shall bear their own defense at no cost to the other party. The parties agree to cooperate to the greatest extent possible in the defense of any legal challenge. In the event any legal challenge is successful, the parties agree to consult in good faith for thirty (30) days following a final court judgment about other actions that may be agreed to that may substitute for the action held unlawful or void.

        15.15. Exercise of Police Power. The parties acknowledge and agree that Seller has exercised its police power in the interest of the parties, the citizens of the City of Oakland and the general public, and that full implementation of this Agreement will confer substantial benefits to the citizens of the City of Oakland and the general public.

        15.16. Parking. Prior to completion of the Project, the parties shall cooperate in good faith to prevent guests and customers of the Oakland Coliseum to park on the Property.

        15.17. Amendments. Any amendment to this Agreement must be in writing and must be executed by both Seller and Buyer.

        15.18. Counterparts. This Agreement may be signed in multiple counterparts, which, when signed by all parties, shall constitute a binding agreement.

        15.19. Exhibits. The following Exhibits are attached to this Agreement and are hereby incorporated into this Agreement by reference:

        Exhibit A-1:      Property map
        Exhibit A-2:      Property description
        Exhibit A-3:      Subdivision Map
        Exhibit B:        Project site plan
        Exhibit C:        Form of Second Installment Note
        Exhibit D:        Form of stock warrant
        Exhibit E:        Title Report
        Exhibit F:        Form of Grant Deed

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

        IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Agreement with Repurchase Options, as of the date first above indicated.

"BUYER"

ZHONE TECHNOLOGIES, INC.,
a Delaware corporation

By:
   ------------------------------------
Its:
    -----------------------------------

"SELLER"

REDEVELOPMENT AGENCY OF
THE CITY OF OAKLAND,
a community redevelopment agency
organized and existing under the
California Community Redevelopment Law

By:
   ------------------------------------
          Agency Administrator

Approved as to form and legality:

By:
   ------------------------------------
            Agency Counsel

STATE OF CALIFORNIA        )
                           ) ss.
COUNTY OF ________________ )

On _____________________________, 19____  before me,____________________ the undersigned, personally appeared

         (        )        personally known to me
         (        )        proved to me on the basis of satisfactory evidence

to be the person(s) whose name(s) (is/are) subscribed to the within instrument and acknowledged to me that (he/she/they) executed the same in (his/her/their) authorized capacity(ies), and that by (his/her/their) signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

---------------------------------
Signature

STATE OF CALIFORNIA        )
                           ) ss.
COUNTY OF ________________ )

On _____________________________, 19____ before me,____________________ the undersigned, personally appeared

         (        )        personally known to me
         (        )        proved to me on the basis of satisfactory evidence

to be the person(s) whose name(s) (is/are) subscribed to the within instrument and acknowledged to me that (he/she/they) executed the same in (his/her/their) authorized capacity(ies), and that by (his/her/their) signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.


---------------------------------
Signature

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